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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation:

We consent to the inclusion in this Joint Proxy Statement/Prospectus of Chancellor Media Corporation of our reports dated February 10, 1998, except for Notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(b) paragraph 6 as to which the date is March 13, 1998, on our audits of the consolidated financial statements and financial statement schedules of Chancellor Media Corporation and Subsidiaries as of December 31, 1997 and for the year then ended. We also consent to the reference to our firm under the caption "Experts".

                                       PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 16, 1999